Exhibit 99.1

Selected Information Provided to Prospective Debt Financing Sources

The Transactions

On July 14, 2012, we entered into an Agreement and Plan of Merger (the “Agreement”) with Sky Growth Holdings Corporation, a Delaware corporation (“Parent”), and Sky Growth Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”).

Parent and Merger Sub are beneficially owned by affiliates of TPG Capital, L.P. (the “Sponsor”) and were formed solely for the purposes of executing the Agreement and facilitating the Merger. The Agreement provides for a purchase price of approximately $1.9 billion for our fully diluted equity. We expect this transaction to close, subject to customary conditions, before the end of 2012.

For more information about the Merger, the Agreement and our modification of the Rights Agreement, please see our Current Report on Form 8-K, filed July 16, 2012 and our Definitive Proxy Statement on Schedule 14A, filed on August 27, 2012.

At the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by (i) the Company, Parent or any direct or indirect subsidiary of any of them immediately prior to the effective time of the Merger or (ii) stockholders who have properly exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under Delaware law) will be converted automatically into the right to receive $50.00 in cash (“Per Share Acquisition Consideration”), without interest. After that time, we will continue our current operations, except that we will cease to be a public company, and our common stock will cease to be traded on The New York Stock Exchange.

Company stock options, restricted shares, restricted stock units, performance share units and director stock units will generally be cancelled upon completion of the Merger in exchange for the Per Share Acquisition Consideration or, in the case of stock options, the excess, if any, of the Per Share Acquisition Consideration over the exercise price of the option. All performance-based vesting criteria in respect of performance share units will be deemed satisfied at target for purposes of calculating the amounts payable.

Parent expects to pay the purchase price for the shares of common stock of the Company with borrowings under a new $980.0 million senior secured term loan facility, the proceeds from the sale of $490.0 million in Senior Notes, a $738.8 million equity contribution from the Sponsor and one or more potential co-investors and the Company’s cash on hand. Parent is also expected to enter into a new $150.0 million senior secured revolving credit facility, which is currently expected to be undrawn at closing of the Merger (although we may further draw on the senior secured revolving credit facility at closing to (i) pay fees and expenses related to the Merger, including any original issue discount or upfront fees, if any, related to the issuance of the notes offered and/or the senior secured term loan facility, (ii) to replace, backstop or cash-collateralize letters of credit, if any, and (iii) to fund working capital needs). Certain managers of the Company will be given the opportunity to roll over shares of common stock and stock options in connection with the Merger. The amount of the cash equity investment and/or borrowings needed to finance the Merger will be reduced by the value of the rolled shares and stock options. We refer to the senior secured term loan facility and the senior secured revolving credit facility as the “Senior Credit Facilities.”

We refer to the Merger and the related transactions, including the offer and sale of notes offered, the initial borrowings under our Senior Credit Facilities and the equity investments described, as the “Transactions.”

Adjusted EBITDA

Included in this report are presentations of “Adjusted EBITDA”. “Adjusted EBITDA” represents net income before interest expense (net of interest income), income taxes, depreciation and amortization, impact of discontinued operations, impairment of intangible assets, restructuring activities, litigation settlements and contingencies, transaction expenses related to our acquisitions of Anchen and Edict, upfront and development milestone payments, stock-based compensation and certain other non-recurring, non-cash and other cash expenses which management believes will not be incurred, except for stock-based compensation, in the future. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or to cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to that reported by other companies. We present Adjusted EBITDA because we believe it provides useful information regarding our ability to service and/or incur indebtedness. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;

•

does not reflect expenditures related to current business development and product acquisition activities, including payments due under existing agreements related to products in various stages of development or contingent payments tied to the achievement of sales milestones;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect the impact of earnings or charges resulting from matters we consider not be indicative of our ongoing operations; and

•	may be calculated differently by other companies in our industry, thereby limiting the usefulness as a comparative measure.

Unaudited Pro Forma Combined Financial Data

The unaudited pro forma combined financial information set forth in the table below has been developed by applying pro forma adjustments to the historical consolidated financial statements of the Company, Anchen Pharmaceuticals, Inc. (“Anchen”) and Edict Pharmaceuticals Private Limited (“Edict”). The unaudited pro forma combined financial information gives effect to our acquisitions of Anchen and Edict and the Transactions as if they each had occurred on July 1, 2011.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined financial data is presented for informational purposes only. The unaudited pro forma combined financial data does not purport to represent what our results of operations or financial condition would have been had the Anchen and Edict acquisitions and the Transactions actually occurred on the dates indicated, nor does it purport to project our results of operations or financial condition for any future period or as of any future date.

The unaudited pro forma combined statement of income gives effect to adjustments that are (i) directly attributable to the Anchen and Edict acquisitions and the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact. The unaudited pro forma combined balance sheet gives effect to adjustments that are (i) directly attributable to the Anchen and Edict acquisitions and the Transactions and (ii) factually supportable, regardless of whether they have a continuing impact or are non-recurring.

The Merger will be accounted for using the acquisition method of accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and our net assets on the closing date of the Merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. We have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have allocated the total estimated purchase price to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final valuation will be based on the actual net tangible and identifiable intangible assets that existed as of the date of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial information.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

The unaudited table below reconciles income (loss) from continuing operations to Adjusted EBITDA for the historical periods presented and the pro forma combined twelve months ended June 30, 2012. Adjusted EBITDA excludes the impact of discontinued operations for all periods.

	Year Ended December 31,					Six Months Ended June 30,		Twelve Months Ended June 30,	Pro forma Combined Twelve Months Ended June 30,
$ in thousands	2007	2008	2009	2010	2011	2011	2012	2012	2012
(Loss) income from continuing operations after tax	$46,784	$(53,315)	$77,600	$92,752	$(46,300)	$(99,664)	$22,609	$75,973	$(63,391)

Interest expense, net	108	4,109	5,355	1,648	1,940	(504)	5,887	8,331	108,751

Income taxes	24,670	(32,447)	48,883	41,980	(5,996)	(20,587)	33,062	47,653	(38,853)

Depreciation and amortization	25,625	32,487	35,612	29,389	28,036	12,381	31,341	46,996	156,899
Litigation settlements and contingencies (a)	—	44,712	(3,412)	861	190,560	190,560	45,000	45,000	45,000

Restructuring costs (b)	—	17,671	1,006	—	27,660	27,660	—	—	—
Transaction costs on business acquisitions (c)	—	—	—	—	11,048	2,097	2,180	11,131	—
Upfront and development milestones (d)	19,150	7,500	11,500	19,000	—	—	10,000	10,000	10,000
Anchen acquisition related costs (e)	—	—	—	—	5,152	—	4,522	9,674	12,279

Intangible asset impairment (f)	—	—	—	—	—	—	2,000	2,000	2,000

Gain on sale of product rights (g)	(20,000)	(9,625)	(3,200)	(6,025)	(125)	—	—	(125)	(125)
(Gain) loss on sale of securities and other investments (h)	1,583	7,796	55	(3,459)	(237)	—	—	(237)	(237)
(Gain) loss on extinguishment of debt (i)	—	(3,033)	2,598	—	—	—	—	—	—

Gain on bargain purchase (j)	—	—	(3,021)	—	—	—	—	—	—
AWP, DOJ and Pentech litigation costs (k)	2,200	10,083	13,293	23,086	18,988	13,263	6,242	11,967	11,967
Stock based compensation expense (l)	23,503	17,535	13,737	14,074	9,830	5,582	4,709	8,957	27,828

Bonus expense (m)	—	—	—	—	—	(1,614)	—	1,614	1,614
Run-rate impact of Strativa restructuring (n)	(9,432)	(9,915)	(5,532)	13,195	7,955	8,264	(46)	(355)	(355)

Adjusted EBITDA	$114,191	$33,558	$194,474	$226,501	$248,511	$137,438	$167,506	$278,579	$273,377

(a)

In 2008, we recorded $44.7 million in settlements and loss contingencies related to our litigation with Pentech Pharmaceuticals. In 2009, we recorded a $3.4 million gain related to the final resolution of our litigation with Pentech Pharmaceuticals. For the fiscal year ended December 31, 2011 and six month period ended June 30, 2011, we recorded the settlement in principal of AWP litigation claims related to federal contributions to state Medicaid programs in 49 states (excluding Illinois), and the claims of Texas, Florida, Alaska, South Carolina and Kentucky relating to their Medicaid programs for $154.0 million, recorded a settlement with the State of Idaho for $1.7 million and recorded an accrual for the remaining AWP matters. Additionally, during the six and twelve month periods ended June 30, 2012, we recorded an accrual of $45.0 million as management’s best estimate for potential losses related to a potential global settlement with respect to an inquiry by the Department of Justice into our promotional practices in the sales and marketing of Megace® ES.

(b)	In October 2008, we announced our plans to resize our generic products division. We reduced our workforce by approximately 190 positions in manufacturing, research and development, and general and administrative. In connection with these actions, we incurred expenses for severance and other employee-related costs of $10.9 million, asset impairments of $5.9 million and non-cash expenses of $0.9 million related to inventory write-downs. During the fiscal year ended December 31, 2011 and the six month period ended June 30, 2011, we announced our plans to resize Strativa Pharmaceuticals. We reduced our Strativa workforce by approximately 90 people. In connection with these actions, we incurred cash expenses for severance and other employee-related costs of $1.6 million, non-cash expenses of $24.2 million related to the impairment of products no longer a priority for our remaining Strativa sales force and non-cash expenses of $1.9 million related to inventory write downs for samples and products associated with the products no longer a priority for our remaining Strativa sales force.
(c)	Consists of transaction-related expenses incurred in connection with the acquisitions of Anchen and Edict as well as transaction-related expenses incurred in connection with the Transactions.
(d)	Represent the initial payments made to acquire significant branded and generic product and/or distribution rights from various other pharmaceutical manufacturers prior to the product achieving legal and/or regulatory approval.
(e)	Represents the following charges associated with the Anchen acquisition: (i) cost of severance for terminated employees as well as certain other one-time acquisition-related payments made to Anchen’s executives and board of directors, (ii) non-recurring and non-operating income, including dividend income and miscellaneous gains on the disposal of assets, and (iii) acquired inventory was increased to its estimated selling price, less the cost of disposal and a reasonable profit allowance for the selling effort (the “inventory step up”), as required under GAAP. The inventory step up was recognized into earnings based on normal inventory turns and resulted in costs above standard post-acquisition costs.
(f)	During the six and twelve month period ended June 30, 2012, we abandoned an in-process research and development project acquired in the Anchen acquisition and recorded an intangible asset impairment of $2.0 million.
(g)	In 2005, we entered into a joint development and collaboration agreement with Optimer to commercialize Difimicin (PAR 101), then in 2007 in exchange for $20 million we returned the marketing rights to Optimer. During the fiscal year ended December 31, 2010, Optimer Pharmaceuticals announced positive results from the second of two pivotal Phase 3 trials evaluating the safety and efficacy of fidaxomicin in patients with clostridium difficile infection (CDI), triggering a one-time $5.0 million milestone payment due to us under a termination agreement entered into by the parties in 2007. In addition, we recognized a gain on the sale of product rights of $9.0 million, $3.2 million, $1.0 million and $0.1 million during the fiscal years ended December 31, 2008, 2009, 2010 and 2011 related to the sale of multiple ANDAs.
(h)	During the fiscal year ended 2010, we received a settlement of $3.6 million related to an “earnout” payment associated with our former investment in Abrika Pharmaceuticals. Abrika merged with Actavis in 2007. In addition, we recognized miscellaneous non-operating gains and losses for the periods presented.
(i)	We accounted for our senior subordinated convertible notes (the “Convertible Notes”) under the provisions of FASB ASC 470-20 “Debt with Conversion and Other Options,” which required that we separately account for the liability and equity components of the Convertible Notes, as they might have been settled entirely or partially in cash upon conversion. During the fourth quarter of 2008, we began to repurchase Convertible Notes in advance of their September 30, 2010 maturity date. We continued to periodically purchase Convertible Notes on the open market through the third quarter of 2009, and through a “Modified Dutch Auction” tender offer announced and completed in the fourth quarter of 2009. All repurchases were made at prices at or below par value of the Convertible Notes. FASB ASC 470-20 dictated that we allocated purchase price to the estimated fair value to the Convertible Notes exclusive of the conversion feature and to the conversion feature. Based on our assessment, the entire repurchase price was allocated to the Convertible Notes exclusive of the conversion feature. The difference between the repurchase price and the net discounted carrying value of the Convertible Notes was reflected in the gain or loss on the extinguishment in the statement of operations.
(j)	During the year ended December 31, 2009, we recorded a $3.0 million gain related to the acquisition of certain assets and certain operating leases from MDRNA, Inc. The acquisition was accounted for as a bargain purchase under FASB ASC 805. The purchase price of the acquisition was allocated to the net tangible and intangible assets acquired, with the excess of the fair value of assets acquired over the purchase price recorded as a gain. The gain was mainly attributed to MDRNA’s plan to exit its contract manufacturing business.
(k)

Consists of external legal costs incurred in conjunction with our defense of the Pentech Pharmaceutical litigation, the actions brought by various states and the Department of Justice as it relates to the AWP litigation and the promotional practices of Strativa’s marketing of Megace® ES.

(l)	Represents the non-cash expense associated with stock-based compensation awards issued to various executive and non-executive employees. Approximately $2.5 million was recorded in cost of goods sold and approximately $25.3 million was recorded in operating expenses for the pro forma combined twelve month period ended June 30, 2012.
(m)	A change in estimate related to our annual bonus program resulted in an unusually high level of bonus expense in the quarter ended December 31, 2011 (over 40% of the fiscal year bonus expense was recorded within this quarter). This expense was spread evenly over the quarters in fiscal year 2011.
(n)

During the fiscal year ended December 31, 2011 and the six month period ended June 30, 2011, we resized our Strativa division and discontinued two products, Oravig® and Zuplenz®, that are no longer a priority for our remaining Strativa sales force. The historical periods include certain selling, general and administrative costs, including employee compensation, sales commissions, research and development and promotion and marketing expenses that were previously dedicated to supporting these two brands and will not be part of continuing operations prospectively. This adjustment has the effect of excluding product revenue and operating expenses related to Oravig® and Zuplenz® as well as historical royalty revenue related to our co-promotion of Solvay’s brand product Androgel®, which terminated in December 2010.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K reflect the Company’s expectations regarding future events and, accordingly, are subject to risks and uncertainties. These statements are based on the Company’s opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Current Report on Form 8-K and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the closing of the transactions described in the Merger Agreement; future operations; future financial performance, trends and future events, particularly relating to sales of current products and the development, approval and introduction of new products; Food and Drug Administration (“FDA”) and other regulatory applications and approvals; market position and expenditures; the continuation of historical trends; the Company’s ability to operate its business under its new capital and operating structure; and the sufficiency of the Company’s cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, those described in the Company’s periodic and current reports filed with the SEC.

Although the Company bases these forward-looking statements on assumptions that it believes are reasonable when made, the Company cautions you that forward-looking statements are not guarantees of future performance and that the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements contained in this Current Report on Form 8-K . In addition, even if the Company’s results of operations, financial condition and liquidity, and the development of the industry in which the Company operates are consistent with the forward-looking statements contained in this Current Report on Form 8-K , those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that the Company makes in this Current Report on Form 8-K speak only as of the date of those statements, and the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Important Notice and Additional Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by an affiliate of TPG Capital, L.P. In connection with the proposed transaction, the Company has filed with the SEC and mailed to its security holders a definitive proxy statement and filed other related documents with the SEC. Investors and stockholders of the Company are advised to read the definitive proxy statement and these other materials because they contain important information about Par and the proposed transaction. Investors and stockholders may obtain a free copy of the definitive proxy statement and other documents filed by the Company with the SEC at the SEC web site at www.sec.gov. Copies of the definitive proxy statement and other filings made by Par with the SEC can also be obtained, free of charge, by directing a request to Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake, NJ 07677, Attn: Investor Relations. The definitive proxy statement and such other documents are also available for free on the Company’s web site at www.parpharm.com as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.

Participants in the Solicitation

The Company and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed acquisition transaction. Information regarding the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2012, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 28, 2012. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement relating to the proposed acquisition and other relevant materials filed with the SEC. Investors should read the definitive proxy statement carefully before making any voting or investment decisions.